Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 11, 2020

Registration Statement No. 333-220233-11

*Full Pricing* $1,601.390 million GM Financial Consumer Automobile Receivables Trust (GMCAR) 2020-3

Lead Managers: Citi (str), BofA, Credit Agricole, and TD

Co-Managers: BMO, CIBC, Lloyds, Mizuho, and RBC

Selling Group: Great Pacific Securities

CLS	AMT ($MM)	WAL	F/M	L.FNL	BENCH	SPRD	YLD	CPN	$PX

A-1	236.110	0.21	F1+/P-1	8/16/2021	ILIB	-5	0.18952	0.18952	100.00000
A-2	589.890	0.99	AAA/Aaa	7/17/2023	EDSF	+11	0.351	0.35	99.99927
A-3	573.000	2.41	AAA/Aaa	4/16/2025	ISWAP	+22	0.460	0.45	99.97712
A-4	131.700	3.58	AAA/Aaa	1/16/2026	ISWAP	+31	0.581	0.58	99.99894
B	25.990	3.66	AA/Aa3	1/16/2026	ISWAP	+54	0.814	0.81	99.99055
C	24.390	3.66	A/A2	1/16/2026	ISWAP	+110	1.374	1.37	99.99971
D	20.310	3.66	BBB/Baa2	9/16/2027	ISWAP	+165	1.924	1.91	99.97765

-TRANSACTION DETAILS-

*Format: SEC Registered

*Ticker: GMCAR 2020-3

*Pricing Speed: 1.30% ABS to 10% Call

*Settle: Wednesday, August 19th

*First Pay: September 16, 2020

*Min Denoms: $1K x $1K

*Ratings: Fitch & Moody’s

*Bill & Deliver: Citi

*ERISA Eligible: Yes

-AVAILABLE MATERIALS-

*Preliminary Prospectus & FWP

*IntexNet/CDI: xGMAR203, Passcode: 99K3

*Dealroadshow: www.dealroadshow.com Passcode: GMCAR203

CUSIPs:

A-1: 362590 AA9

A-2: 362590 AB7

A-3: 362590 AC5

A-4: 362590 AD3

B: 362590 AE1

C: 362590 AF8

D: 362590 AG6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.